Exhibit 10.2

FAMILY DOLLAR RETENTION AWARD PROGRAM

I.	Purpose
This Retention Award Program (the “ Retention Award Program”) of Family Dollar, Inc. (“Family Dollar” or the “Company”) is intended to retain certain Team Members (“Program Participants”) who have the experience and skills critical to running our business and/or contributing to our successful merger integration.

II.	Effective Date
The Retention Award Program is effective as of October 1, 2014.

III.	Terms and Conditions
To earn the Retention Award, the Program Participant must comply with each of the terms and conditions set forth below:

1)
Maintain strict confidentiality about participation in the Retention Award Program, including the amount of any Retention Award. The Retention Award Program is limited to a select group of Team Members, so confidentiality is required. Program Participants may disclose information about the Retention Award Program only to his/her spouse, tax advisor, financial planner, or as otherwise required by law. Any Program Participant who breaches this confidentiality provision will forfeit his or her eligibility to receive a Retention Award.

2)	Maintain employment with Family Dollar through December 1, 2015 (the “Retention Period”).

a.	If a Program Participant voluntarily terminates employment before the end of the Retention Period, he/she will forfeit the full amount of the award.

b.
If a Program Participant’s employment is terminated by Family Dollar during the Retention Period, other than for Cause (as described more fully herein), the Retention Award will be paid as part of the Program Participant’s final paycheck.

3)	Maintain Level 3/Highly Valued performance (or the equivalent if the rating system changes during the Retention Period).

4)
Not be on a written Performance Improvement Plan (PIP) (or the equivalent) at the end of the Retention Period. If a Program Participant is placed on a PIP during the Retention Period, the Program Sponsor (as defined below) in his or her sole discretion may elect to reduce the Program Participant’s Retention Award to take into account the performance improvement period.

IV.	Payment Method
Except as set forth under Section III and/or VI, awards under the Retention Award Program will be paid in one lump sum payment on the first regularly scheduled pay date after the end of the Retention Period. Payments are subject to all applicable withholdings, including state and federal taxes.

V.	Administrative Procedures
The Program Sponsor shall be the Senior Human Resources Officer at Family Dollar. It will be the responsibility of the Program Sponsor to designate a Program Administrator. The Program Administrator shall administer the Retention Award Program in full compliance with its terms and the terms set forth in the individual retention letter agreements. All Retention Award payments must be approved in writing by the Program Sponsor.

VI.	Contingencies

A.	Death or Disability
In the event of the death or disability of a Program Participant, the Program Administrator may pay either (i) a prorated amount of the Retention Award based on the number of whole months actually worked during the Retention Period, or (ii) the entire award amount, as determined in the sole discretion of the Program Sponsor.

B.	Termination (Voluntary or for Cause)
If a Program Participant voluntarily resigns or is terminated for cause (as defined below) before the end of the Retention Period, the Retention Award will be forfeited. For purposes of the Retention Period, “Cause” means termination of a Program Participant’s employment, or the later determination that the Program Participant could have been terminated while employed, due to:

(i)	A gross neglect of duty;

(ii)	Intentionally engaging in any activity that is in conflict with or adverse to the business or reputation of the Company;

(iii)	Engaging in any act involving moral turpitude;

(iv)	Conviction of a felony, or conviction of a misdemeanor where active imprisonment is imposed;

(v)	Falsification of any Company records or engaging in any misappropriation, fraud, breach of fiduciary duty or dishonesty that affects the Company’s business or reputation;

(vi)	Disclosure of the Company’s confidential or proprietary information in violation of this Agreement or applicable law;

(vii)
A failure to comply with reasonable written directives of the individual to whom participant reports or of the Chairman of the Board or the Board of Directors of the Company, after reasonable notice of the deficiency and a reasonable opportunity to cure, which is generally ten (10) days;

(viii)	Chronic and unexcused absenteeism;

(ix)	Willful or intentional violation of any law or regulations to which the Company is subject;

(x)	Failure to comply with the material terms of this Agreement after reasonable notice and a reasonable opportunity to cure;

(xi)	The willful and material violation of the Company’s policies, including its Code of Ethics; and

(xii)	The willful failure to cooperate with any investigation authorized by the General Counsel or the Board of Directors of the Company.

In the event that, following payment of a Program Participant’s Retention Award, it is determined that such Program Participant’s employment could have been terminated for Cause as set forth above, the Program Participant shall be obligated to repay the Company for the full amount of the Retention Award (net of applicable withholdings) within 30 days of notification by the Company of such determination.

C.	Leaves of Absence
In the event of a Company-approved leave of absence (i.e., personal, FMLA, or Military) in accordance with the Company’s leave policy, the Retention Award will be pro-rated based on the number of whole months actually worked during the Retention Period. The Retention Award, if any, will be paid in one lump sum payment on the first regularly scheduled pay date after the Program Participant returns from leave (if the leave ends after the close of the Retention Period). Program Participants on military leave will be issued payment of the Retention Award the first regular payday after Retention Period even if the Program Participant has not returned to work from military leave.

D.	Change of Roles
If a Program Participant voluntarily moves to another role/position within the Company before the end of the Retention Period, the Retention Award will be forfeited unless the Program Sponsor determines, in his or her sole discretion, that payment of some or all of the Retention Award is warranted.
If the Program Participant moves to another role/position at the request of the Company before the end of the Retention Period, and the move is approved by the Program Sponsor, a Retention Award will be paid.

E.	Employment
This Retention Award Program does not constitute, and cannot be construed to be, a contract for a term of employment. The Company’s employment of Program Participants remains at-will.

VII.	Interpretation
The Program Sponsor has full and sole discretion and authority to administer this Retention Award Program, to interpret its terms, and to make Retention Awards, subject to the approval of the Retention Award Program by Family Dollar’s Leadership Development and Compensation Committee. The decisions of the Program Sponsor are final and binding.

VIII.	Other Terms and Conditions

A.
Section 409A Compliance. This Retention Award Program is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") and shall be construed and administered in accordance with Section 409A.

B.
Effect of Retention Award Program on Other Benefits. The payment of any Retention Award will not increase or decrease a Program Participant’s entitlement to, or the amount of, any change in control, severance, or bonus payment to which the Program Participant may otherwise be entitled.

C.
Entire Agreement. The Retention Agreement, which includes this Retention Award Program document and each individualized retention award letter, contains all of the understandings and representations between the Program Participant and Family Dollar relating to retention awards, and it supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any Retention Award.